[THIS DOCUMENT ORIGINALLY CONTAINED BOTH ENGLISH AND GERMAN VERSIONS AND WAS FORMATTED WITH DUAL COLUMNS (ONE FOR EACH LANGUAGE).  THE GERMAN PORTION OF THIS DOCUMENT HAS BEEN OMITTED.]

Pool Agreement AHTS-Moss 424

among

ATL Offshore GmbH & Co. MS “JUIST” KG

ATL Offshore GmbH & Co. MS “NORDERNEY” KG

ATL Offshore GmbH & Co. “ISLE OF BALTRUM” KG

ATL Offshore GmbH & Co. “ISLE OF LANGEOOG” KG

ATL Offshore GmbH & Co. “ISLE OF AMRUM” KG

ATL Offshore GmbH & Co. “ISLE OF SYLT” KG

ATL Offshore GmbH & Co. “ISLE OF WANGEROOGE” KG

ATL Offshore GmbH & Co. “ISLE OF NEUWERK” KG

ATL Offshore GmbH & Co. “ISLE OF USEDOM” KG

ATL Offshore GmbH & Co. “ISLE OF FEHMARN” KG

ATL Offshore GmbH & Co. “ISLE OF MEMMERT” KG

ATL Offshore GmbH & Co. “ISLE OF MELLUM” KG

- individually also referred to as the “Ship Owner” or jointly also as the “Ship Owners”

as well as

UOS United Offshore Support GmbH & Co. KG

as the Pool Manager for the aforementioned Ship Owners

- also referred to as the “Pool Manager” –

Preamble

The Ship Owners become the owners of the Anchor Handler Tug Supply (AHTS) vessels of identical type ordered to be built by Fincantieri Cantieri Navali Italiani S.p.A., Italy, pursuant to the modified Moss 424 design and intended for delivery and/or taking possession in 2009 and 2010:

1.	MS “UOS Atlantis”	– Yard-Nr. 6160
2.	MS “UOS Challenger”	– Yard-Nr. 6161
3.	MS “UOS Columbia”	– Yard-Nr. 6162
4.	MS “UOS Explorer”	– Yard-Nr. 6171
5.	MS “UOS Discovery”	– Yard-Nr. 6163
6.	MS “UOS Freedom”	– Yard-Nr. 6172
7.	MS “UOS Endeavour”	– Yard-Nr. 6168
8.	MS “UOS Enterprise”	– Yard-Nr. 6169
9.	MS “UOS Liberty”	– Yard-Nr. 6173
10.	MS “UOS Pathfinder”	– Yard-Nr. 6175
11.	MS “UOS Navigator”	– Yard-Nr. 6174
12.	MS “UOS Voyager”	– Yard-Nr. 6176

- referred to as the “Pool Vessels” -

Now therefore the following is agreed among the Ship Owners and the Pool Manager:

§ 1 Purpose of the Pool Agreement

The Ship Owners agree to join to form a revenue pool (the “UOS AHTS Pool”) for the purpose of an even distribution of the risks resulting from the fluctuations in the offshore chartering business as an undisclosed civil law partnership (in the following “The UOS AHTS Pool”). This undisclosed partnership is not formed for the purpose of commercial trade.

Each of the Pool Vessel’s Voyage Results generated through their employment are being pooled. “Voyage Results” are the returns from the employment of the Pool Vessels less travel expenses of such Pool Vessel pursuant to § 6.

Each of the Pool Vessels is owned exclusively by its Ship Owner for suitable lawful services. The Pool Vessels are being managed by a Managing Ship Owner who, as long nothing else is agreed, represents the Ship Owners` interest vis-à-vis the UOS AHTS Pool.

The Pool Manager will be responsible for the management and accounting of the UOS AHTS Pool and for monitoring compliance with the provisions of this Pool Agreement.

§ 2 Term of the Pool Agreement and Termination

1.
The UOS AHTS Pool commences at the time of delivery of the first Pool Vessel for the first employment. The other Ship Owners join the UOS AHTS Pool with their Pool Vessels at the time of delivery in their first employment for the distribution of Voyage Results according to this Pool Agreement.

2.
The minimum term of this Pool Agreement runs until the 31.12.2018 and is automatically extended by one year unless terminated in writing with a notice period of 12 months to the end of the month vis-à-vis the Pool Manager.  The notice period is reduced to 6 months as from the year 2019.  The termination is to be notified forthwith to all Pool Partners. The party terminating resigns from the Pool at the end of the notice period.  The UOS AHTS Pool continues with the remaining Ship Owners.  Within one month of delivery of a termination notice from the Pool Manager, each Ship Owner has the opportunity to declare a follow up termination, even if the ordinary notice period has expired.  The follow up termination becomes effective at the end of the same period.  The follow up termination is subject to the same rules and conditions as the regular termination.  If more than 25 % of Ship Owners terminate the Pool Agreement by ordinary or follow up termination or according to § 2 no. 3, this Pool Agreement terminates at the expiry of the notice period, unless the majority of the remaining Ship Owners resolve in writing to continue this Pool Agreement.

3.	A Ship Owner automatically withdraws from the UOS AHTS Pool without a prior written notice of termination, if:

a)
when in the event of a sale of the Vessel title to such Pool Vessel passes to the purchaser. A new admission to The UOS AHTS Pool pursuant to § 4 of the Pool Agreement on the basis of a new evaluation of the Pool Vessel remains possible.

b)
in the event of actual or constructive total loss of the Pool Vessel unless the Ship Owner in question makes available to the UOS AHTS Pool the revenue of another, similar vessel within a reasonable period of time which must not exceed 3 months counting from the time of the loss.

c)
if a creditor of Ship Owner pursues the enforcement of the Ship Owner’s rights under this Pool Agreement or the Loan, Guarantee Facility and Credit Facility Agreement dated December 19, 2008 among Norddeutsche Landesbank Girozentrale, as agent, the Lenders therein and the Ship Owners;

d)	in the event of preliminary initiation of insolvency proceedings in respect of the assets of the Ship Owner in question having been ordered;

e)	the commencement of insolvency proceedings is being dismissed on account of lack of assets or the filing of an insolvency petition for compulsory or voluntary liquidation is in its earliest stage;

f)
if the Managing Ship Owner is no longer an Affiliate of Hartmann Offshore GmbH (or the “Hartmann Group”). For purposes of this Pool Agreement, the term “Affiliate” means any person that directly or indirectly controls, is controlled by or is under common control with such persons, and the term “person” shall include any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.

g)
any law, regulation or order does or purports to vary, suspend, terminate, render impossible or illegal or excuse performance by the Ship Owner or the Pool Manager of any of its obligations under this Pool Agreement.

h)	the affiliation of the Ship Owner with any law, regulation or order the Ship Owner or the Pool Manager violates.

In the above circumstances the Ship Owner shall notify the Pool Manager forthwith of the reasons for withdrawal from the UOS AHTS Pool. The respective Ship Owner withdraws from the UOS AHTS Pool upon the occurrence of one of aforementioned events.

4.
If a Ship Owner leaves the UOS AHTS Pool because of one of the events named in no. 2 or 3 above and if the UOS AHTS Pool is continued by the remaining Ship Owners, the withdrawing Ship Owner shall pay to the UOS AHTS Pool a settlement amount, provided, however, that (a) at the time of withdrawal from the UOS AHTS Pool, the Ship Owner is still bound by the UOS AHTS Pool by a time charter party, consecutive voyage charter parties or by a charter party with a residual employment period of more than 3 months following the leaving of the UOS AHTS Pool and (b) the net/time charter equivalent (“TCE”) of this employment must exceed the average net/time charter equivalent of the Pool Vessels. The settlement amount is to be calculated as follows:

The net TCE per day of the employment of the withdrawn Pool Vessel subject to settlement is calculated at the time of withdrawal.  The net-TCE per day of the remaining Pool Vessels is also calculated with reference to the same point in time.  The balance between the net TCE of the Pool Vessel withdrawing from the UOS AHTS Pool and the remaining Pool Vessels is multiplied by the operational days of the withdrawing Pool Vessel from the time of withdrawal up to the expiry of its employment subject to settlement.  From the total amount so calculated the pro-rata sum applying to the withdrawing Pool Vessel is deducted.  The remaining amount represents the settlement payable which is added in the Pool account to the overall result of all Pool Vessels for the relevant accounting period.

The aforementioned rule on settlement payment does not apply in the event of the withdrawal of a Pool Vessel because of its total loss or in case of the sale of the Vessel before the time of delivery into the first employment with the UOS AHTS Pool.

5.
Upon demand of the Pool Manager the Ship Owner leaving must provide security before the processing of the final statement.  This security is limited to the maximum amount of the Pool vessel’s net-earnings of the last 2 months before leaving the pool.  This also applies if on the basis of the outstanding statement compensation payments from profit-sharing-agreements for the time of Pool a membership are expected.

6.
At any time a Ship Owner can be excluded from UOS AHTS Pool with notice period of 1 month for a material reason upon written notice from the Pool Manager.  A material reason includes – but is not limited to – when the Ship Owner to be excluded

a)
is demanded on, but fails to pay the obligation for compensation pursuant to § 10 of this Pool Agreement; the obligation for the payment of compensation is unaffected by any exclusion from the UOS AHTS Pool; statutory default interest of at least 12 % is due on the 31st day following the date of the statement;

b)
the Pool Vessel’s technical requirements pursuant to § 3 of this Pool Agreement are not fulfilled and this deficiency has not been remedied within 2 months following discovery or no agreement could be achieved on the change of the evaluation of the respective Pool Vessel pursuant to § 4.

c)	when the Ship Owner or the Pool Vessel engages in any illegal activity.

§ 3 Vessel’s technical condition

1.
The Pool Vessels are sister-vessels of identical construction and are accorded respectively the Pool Index 100 for the UOS AHTS Pool evaluation.  This represents 100%, a new built, fully functional vessel with the expected performance without significant deviations according to § 3 no. 2.  During the term of this Pool Agreement, the Pool Vessels have to be in an equivalent technical and seaworthy condition.

2.
Significant deviations which can affect the respective revenue of the UOS AHTS Pool are to be remedied by the respective Ship Owner forthwith (latest within a period of 2 months from the Ship Owner’s awareness or grossly negligent unawareness).  If this is not done forthwith, the Pool Vessel can be excluded pursuant to § 2 no. 6 b) or a new evaluation of the Pool Vessel for the Pool Statement be determined at a meeting of the UOS AHTS Pool as follows: the Pool Index of the Pool Vessel is to be adjusted for the Pool Statement based on the actual performance of the Pool Vessel.  The new Pool Index so determined applies retrospectively for the calendar year in which it was determined.  A significant deviation also means if the speed, the bollard pull, the winch capacity or the loading capacity of the Pool Vessel deviates in excess of 5 % from the values which were applied when joining the UOS AHTS Pool.

§ 4 Admission of further Vessels

1.
Further Ship Owners may join the UOS AHTS Pool with similar vessels provided these vessels comply with the technical conditions set forth in § 3 and the majority of 80% of the Ship Owners approve in a meeting of the UOS AHTS Pool.  In case the vessels deviate from the other vessels in aspects affecting the revenue power, in particular in respect of speed, bollard pull, winch capacity or loading capacity, this will be taken into consideration when determining the Pool Index.

2.
The Pool Index for the new vessels is determined at a meeting of the UOS AHTS Pool as well as the potential new Ship Owners jointly with the Pool Manager prior to joining and shall be included in the Addendum to this Pool Agreement as approved by a vote of a majority of 80% of the existing Ship Owners. § 2 no. 3 f) does not apply to newly joined vessels.

§ 5 Employment of Vessels

Each Ship Owner is responsible for the commercial employment of the Pool Vessel and concludes all contracts of affreightment/charter parties themselves and renders all services necessary for the performance of such contracts in their own name or through chartering agents/brokers instructed by them.

§ 6 Pool Revenues / Pool Expenses

1.	All Pool Revenues of the UOS AHTS Pool will be pooled and the Pool Expenses will be deducted.

2.	“Pool Revenues” are charter revenues for:

-	charter hire
-	mobilisation and de-mobilisation fees
-	freights
-	ballasting-boni
-	dead-freights
-	demurrage
-	bunker-surcharges and other surcharges
-	revenues from profit-sharing agreements
-	assistance – and salvage remuneration, if applicable
-	reimbursements because of general average

3.	“Pool Expenses” are the Pool Vessels’ voyage expenses, including:

-	address and chartering commission
-	port charges including pilot and tug charges
-	loading and discharge costs, including stevedoring and tally-costs, loading inspections and controls, port charges related to cargo, waiting time and demurrage etc.
-	other costs related to cargo
-	fees for canal passages
-	bunkering costs
-	agency’s commissions
-	dispatch money
-
premiums for extra insurance, in particular for the employment outside the I.W.L. limits of trade, for extra war risk insurance for voyages to risk or exclusion areas as well as for additional insurance in the event of deck-cargo, if applicable,

-	any other expenses under contracts of affreightment.
-	mobilisation and /de-mobilisation costs

4.
All other revenues and expenses of the Ship Owners, in particular each Pool Vessel’s operating costs, are credited to or borne by the respective Ship Owners alone.  The Pool Vessels’ voyage expenses are excluded from the assessment in relation to the UOS AHTS Pool, inasmuch as these arise only for reasons of the vessel’s operation, including when disembarking a sick member of the crew or calling at a port for the purpose of repair work only.

5.
Payments are received directly by the individual Ship Owners.  Each Ship Owner bears the risk in respect of claims under the contracts of affreightment alone.  In the event of a bad debt loss, the vessel will be treated as if it had not been ready for operation according to § 7 of this agreement during the period in which the respective service was rendered.  A loss is a bad debt loss if the claim is not settled within 3 months after invoicing. The re-calculation of the UOS AHTS Pool account is done retrospectively for the period of time in which the claim had been entered as a return into the UOS AHTS Pool.  If the outstanding claims are being settled subsequently this will be taken into consideration in the UOS AHTS Pool account following the settlement.

6.
Inasmuch as the agreement of profit-sharing terms in time charters lead to particularities in the UOS AHTS Pool account, they are to be considered by adjusting this Pool Agreement in writing by 80% agreement of the Ship Owners party to the UOS AHTS Pool at the time of such adjustment.

§ 7 Operational Times / Off-Hire

1.
Operational times are all times in which a Pool Vessel is available in a completely operational condition, regardless whether such Pool Vessel a) waits for employment, cargo or discharge, b) is obstructed by Acts of God such as ice, low water etc. or c) is obstructed because of strike, lock out, boycott or other events, provided, however, that if such times are outside the control of the Pool Vessel or the Ship Owner and for which neither the Pool Vessel nor the Ship Owner is responsible.

2.
Operational time of a Pool Vessel includes continued waiting time due to the lack of employment of a Pool Vessel up to a total of 30 days within a period of time of 12 months.  The first 12-month period starts on the day on which the Pool Vessel first waits for consecutive employment.  Later periods of time commence respectively when the Pool Vessel is waiting for a consecutive employment again and at least 12 months passed since the commencement of the previous time period.

3.
For periods of time which are not deemed operational times of a Pool Vessel the respective Ship Owner will not participate in the UOS AHTS Pool account and the UOS AHTS Pool’s respective dividend distribution. Voyage Results, if any, are not taken into account.

4.
Periods of time in which the Pool Vessel is not available fully operational, e.g. because of repair work or engine failure, strike, lock out or boycott of the vessel’s crew as well as time loss, attributable to the flag, age, the Ship Owner, the Managing Ship Owner or the crew of the Pool Vessel et al, are not deemed operational times.  With respect to time charters, all periods of time for which the time charterer does not pay charter hire because of “off hire” are not deemed operational times.  This also applies to lost time, if any, because of e.g. speed claims, hire reductions or loss of time because of winch-failure or similar disruptions of the vessel’s operation inasmuch as these a solely or predominantly the responsibility of the Pool Vessel or the Ship Owner.

§ 8 Loss of Hire Insurance

Each Ship Owner is at liberty to purchase loss of hire insurance.  The premium due is debited to the respective Ship Owner and is not a Pool Expense within the meaning of § 6.  In return, the benefits, if any, under this insurance are passed on to the benefiting Ship Owner and are not treated as Pool Revenue within the meaning of § 6.

§ 9 Calculation of Pool Returns

1.
The returns calculated pursuant to the aforementioned terms are distributed among the Ship Owners in equal shares taking into account the different dates of commencement of employment and/or delivery of the Pool Vessels as well as lost times, if any, which are not to be debited to the UOS AHTS Pool.  The share of each Ship Owner in the UOS AHTS Pool voyage returns is calculated as follows:

a)
First, each Pool Vessel is allocated a pool evaluation in percentages.  This results in a percentage share for each Pool Vessel in the entire UOS AHTS Pool.  Such share is then multiplied with the operational days of the respective Pool Vessel.  These results are the operation-points for each individual Pool Vessel which, added up, represent the total sum of the UOS AHTS Pool’s operation points.

b)	Second, the Pool Revenues subject to pooling are then calculated by deducting the Pool Expenses (net–Pool Revenues) of all Pool Vessels as total sum.

c)
Third, the total sum of the net-Pool Revenues is then divided by the total sum of the UOS AHTS Pool’s operation points pursuant to no. 1 a).  This produces the UOS AHTS Pool return per operation-point for each Pool Vessel.

d)
Fourth, this amount for the return per operation-point for each Pool Vessel shall be multiplied for each Pool Vessel with the respective number of the operation-points.  The result is the amount with which the respective Pool Vessel participates in the total amount of the net-Pool Revenues.

2.	Each Ship Owner does its own accounting and is responsible for the payment of Pool Expenses for its Pool Vessels and the collection of freight income, etc.

3.
The Pool Revenues are calculated in US$.  Pool Revenues which are not earned in US$ are converted into US$ at the median daily rate on the day of receipt of payment by the Ship Owner and/or the payment by the Ship Owner.

§ 10  Pool Accounting

1.
The Ship Owners submit to the Pool Manager on a monthly basis – by the 20th of the following month – a schedule of operational times, charter rates and freight commissions as well as Voyage Results, if any.

2.
The Pool Manager calculates the monthly Pool Revenues based on the monthly submission of the Ship Owners and advises the amount due to the individual Ship Owners out of the total result forthwith.  Such monthly accounting shall be delivered to the Ship Owners by the 25th of the following month.

3.
Within 20 days after the end of the quarterly period, the Pool Manager shall draw up a quarterly Pool account including the calculation of the current compensation for the individual Ship Owners.  Potential, not yet available effective income or costs can be included in the accounts as imputed values.  The quarterly period shall be for each 3 month period that ends on the last business day of each of March, June, September and December.

4.
Payments to or from the Pool Manager shall be made based on the quarterly accounts.  The Pool Manager shall keep a separate account (“Pool Account”) of the payments are made into and out of the UOS AHTS Pool.  Furthermore, the Pool Manager can instruct all or each individual Ship Owner to effect compensation payments directly amongst themselves effective for the Pool Account.

5.
Compensation payments to or from the UOS AHTS Pool and Ship Owners on the basis of the quarterly accounts are only made if the total amount to be distributed is in excess of US$ 35.000,00 or if an amount of at least US$ 10.000,00 is due to a Ship Owner.  Otherwise, compensation payments are made in the next following quarterly accounts.

6.
Compensation payments are to be made within 30 days from the accounting date.  If a Ship Owner liable to compensate does not pay on time it is in default vis-à-vis the other Ship Owners without any further demand for payment.

7.
Each Ship Owner is entitled to have the documents of another Ship Owner or the Pool Manager on which the Pool accounting is based, reviewed by an independent chartered accountant / tax accountant.  Account is based for such Ship Owner.  The reasonable costs are debited to the applying Ship Owner; provided, however, that if the applying Ship Owner finds an error in the Pool Account, the reasonable costs will be deducted from either the Pool Manager or the Ship Owner who made such error.  A Ship Owner has no right to inspect  documents of another Ship Owner.

§ 11  Pool Management

1.
The Pool Manager shall execute the tasks and formal functions as set out in this Agreement.  The Pool Manager, however, does not assume liability under any legal aspect for claims by the Ship Owners and/or the Managing Owners under or in connection with this Agreement.  Nor do Managing Ship Owners assume liability for claims by the Ship Owners.  In respect of his own conduct the Pool Manager is only liable for intent and gross negligence.

2.
On demand, the Pool Manager shall have the Pool Accounts reviewed by a chartered accountant / tax accountant on a yearly basis to confirm compliance with the terms of this Pool Agreement.  The report of the chartered accountant/tax accountant will be delivered to the Pool Manager and the Ship Owners no later than 3 months following the end of each calendar year.  The choice of chartered accountant/tax accountant is made yearly by a majority resolution of the Ship Owners.  Reasonable review-costs are debited to the UOS AHTS Pool.

3.	The Pool Manager shall be paid the lesser of 0.025 % of the net-Pool Revenues or US$ 45,000.00 per annum. Such amounts shall be debited from the UOS AHTS Pool on a quarterly basis.

4.
The Pool Manager is entitled to instruct sub-contractors for the performance of individual or several services incumbent on the Pool Manager.  The Pool Manager must receive approval for subcontractors by majority vote of the Ship Owners.

5.
By way of a majority resolution of the  Pool Meeting, the Pool Manager can be dismissed without any reason with a notice period of one month.  The entitlement to a dismissal without notice continues to apply. In this case the Ship Owners directly appoint a new Pool Manager by majority resolution.

§ 12 Pool Meeting

1.
All important decisions in respect of the management of the UOS AHTS Pool as well as all strategic decisions are subject to a meeting of the Ship Owners.  Upon expiry of each calendar year and if deemed necessary by the Pool Manager or upon request of a Ship Owner to the Pool Manager more frequently, the Ship Owners shall hold a pool meeting.  The invitation is made by the Pool Manager in writing with a notice period of at least 14 days.  The invitation shall be directed to the Managing Director of the Managing Ship Owner.  The meeting of the UOS AHTS Pool can also be conducted by written consent in lieu of a meeting.

2.
At the meeting of the UOS AHTS Pool the Ship Owners shall discuss rules on issues of amendments or supplements of this Pool Agreement.  Each Ship Owner has one vote for each of his Pool Vessels.  Decisions at the meeting of the UOS AHTS Pool are made with a majority of 80% unless agreed otherwise in this Pool Agreement.  The duly convened pool meeting constitutes a quorum if 50% of those entitled to vote are present in person or by proxy or by telephonic communication.  If the quorum is not achieved, the Pool Manager shall call a new meeting of the UOS AHTS Pool within one month which shall be deemed to have a quorum independently from the number of those present with voting power.  Each Ship Owner is entitled to be represented at all decisions by an external proxy.  A decision by the Ship Owners at a meeting of the UOS AHTS Pool can also be made in writing without a formal meeting if and only if that decision is unanimous and signed by all Ship Owners.

3.	All valid majority decisions of the Ship Owners are binding on the Pool Manager as well as those Ship Owners who do not support the majority decision.

4.
For each meeting of the UOS AHTS Pool held, the Pool Manager must draft the minutes within 10 days and provide a copy to each Ship Owner.  The minutes are deemed approved unless an objection against them is received by the Pool Manager within 10 days following the forwarding of the minutes.

5.	The Pool Manager is entitled to pursue claims against individual Pool Members, if necessary, in court, in the name and for the account of the other Pool Members.

§ 13  Consideration of special circumstances

The Ship Owners agree that the Pool Agreement includes a fair compensation of risks.  The Ship Owners agree that no Ship Owner should obtain disproportionate benefits or be disproportionately burdened under this Pool Agreement.  A disproportionate benefit/or a disproportionate burden arises in particular if the employment of the Pool Vessel is economically unreasonable and done solely for the avoidance of lay up.  In the event that in the opinion of the Pool Manager or another Ship Owner circumstances arise from which a Ship Owner disproportionately benefits or by which he is disproportionately burdened, a meeting of the UOS AHTS Pool called in writing within 14 days upon application of a Ship Owner or the Pool Manager shall conclude a reasonable agreement for the compensation of such benefits or burdens.

§ 14  Transfer of Pool Membership

The membership in the UOS AHTS Pool is not transferable.

§ 15 Confidentiality

All participants are obliged to utmost confidentiality in respect of information obtained and exchanged in the course of collaboration.  Neither this Pool Agreement nor other documents or information which were or will be exchanged between the parties must be made available to third parties without the express written permission of all Ship Owners.  The participants also bind their employees to confidentiality.  Information will only be divulged internally amongst the Ship Owners only within the limits of mandatory requirements throughout the collaboration.  After use all documents must be returned forthwith to the party who delivered them.  The obligation to confidentiality prevails for 5 years after termination of this Agreement.  Nothing in this paragraph limits or is intended to invalidate or be contrary to any provision of law that requires the production of this document or any information provided for herein, including without limitation production to any person having jurisdiction as regulator over any party here to or any person owning or controlling any such party.

§ 16  Hold-Harmless Declaration

The Ship Owners perform their vessels’ operation and all activities related thereto completely by themselves and in their own responsibility.  They do not acquire title or any other right in the other Pool Vessels in any factual, commercial or other aspect.

If enforcement measures of any type (including any litigation, administrative proceedings, tribunal proceedings or other such measures) are being taken against a Pool Vessel because of claims by third parties against another Ship Owner of the UOS AHTS Pool, the other Ship Owner holds completely harmless the Ship Owner of this vessel from all claims by the third party.

§ 17  Disputes

Disputes amongst the Ship Owners as well as disputes between individual or all Ship Owners and the Pool Manager under this Agreement shall be settled exclusively by a tribunal with seat in Hamburg pursuant to the rules of the German Maritime Arbitration Association (GMAA), German law to apply.

§ 18  Final provisions

1.	No oral agreements were made in connection with this Pool Agreement. Alterations or supplements to this Pool Agreement require written form; the formal requirement can only be waived in writing.

2.
If any provision of this Pool Agreement or a provision included in the future be totally or partly invalid or incapable of being executed or should it loose its validity or capability of being executed at a later stage, or in the event of a lacuna, the validity of the remaining provisions are not affected.  The invalid or non-executionable provision or the lacuna shall be replaced by a provision which, in as much as legally permitted, comes closest to what the contracting parties intended or would have intended according to the spirit and the purpose of this Agreement, had they considered the aspect.

3.
If the invalidity or non-executionability of a provision is based on a measure or a performance or a time (time limit) determined therein then the legally permitted measure coming closest to the provision is deemed agreed.

4.	The English version of this Pool Agreement shall govern.

5.
The Ship Owners and the Pool Manager acknowledge and agree that (a) the pooling and sharing of cash flow from the operations of the Pool Vessels constitutes a standard practice in the shipping industry and (b) this Pool Agreement is an ordinary and customary arrangement for vessels under common control and/or common management.

Leer, 13th of March 2009

____________/s/_________________________ ATL Offshore GmbH & Co. MS “JUIST” KG	____________/s/_________________________ ATL Offshore GmbH & Co. MS “NORDERNEY“KG
____________/s/_________________________ ATL Offshore GmbH & Co. “ISLE OF BALTRUM“ KG	____________/s/_________________________ ATL Offshore GmbH & Co. “ISLE OF LANGEOOG“ KG
____________/s/_________________________ ATL Offshore GmbH & Co. “ISLE OF AMRUM“ KG	____________/s/_________________________ ATL Offshore GmbH & Co. “ISLE OF SYLT“ KG
____________/s/_________________________ ATL Offshore GmbH & Co. “ISLE OF WANGEROOGE“ KG	____________/s/_________________________ ATL Offshore GmbH & Co. “ISLE OF NEUWERK“ KG
____________/s/_________________________ ATL Offshore GmbH & Co. “ISLE OF USEDOM“ KG	____________/s/_________________________ ATL Offshore GmbH & Co. “ISLE OF FEHMARN“ KG
____________/s/_________________________ ATL Offshore GmbH & Co. “ISLE OF MEMMERT“ KG	____________/s/_________________________ ATL Offshore GmbH & Co. “ISLE OF MELLUM“ KG
____________/s/_________________________ UOS United Offshore Support GmbH & Co. KG